Exhibit 99.1

CONTACT:	THOMAS COUGHLIN,
PRESIDENT & CEO
JAWAD CHAUDHRY, CFO
(201) 823-0700

BCB Bancorp, Inc. Earns $6.7 Million in Third Quarter 2023;

Reports $0.39 EPS and

Declares Quarterly Cash Dividend of $0.16 Per Share

BAYONNE, N.J., October 19, 2023 — BCB Bancorp, Inc. (the “Company”), (NASDAQ: BCBP), the holding company for BCB Community Bank (the “Bank”), today reported net income of $6.7 million for the third quarter of 2023, compared to $8.6 million in the second quarter of 2023, and $13.4 million for the third quarter of 2022. Earnings per diluted share for the third quarter of 2023 were $0.39, compared to $0.50 in the preceding quarter and $0.76 in the third quarter of 2022. Net income and earnings per diluted share for the third quarter of 2023, adjusted for the unrealized losses on equity investments, were $7.1 million and $0.41, respectively.

The Company announced that its Board of Directors declared a regular quarterly cash dividend of $0.16 per share. The dividend will be payable on November 17, 2023 to common shareholders of record on November 3, 2023.

“We remain profitable with a favorable asset quality profile and solid liquidity and capital levels. The persistently high interest rate environment with a bias for staying elevated continues to adversely impact the availability and the pricing of liquidity for the banking industry. We have intentionally slowed down the growth of our balance sheet, as we are very focused on protecting our profitability, liquidity and capital position in an uncertain economic environment,” stated Thomas Coughlin, President and Chief Executive Officer.

“Our asset quality remains strong and our non-accrual loans to total loans ratio was 0.24 percent at September 30, 2023, compared to 0.17 percent at June 30, 2023, and 0.30 percent a year ago. We adopted the CECL methodology commencing January 1, 2023 and under the new methodology, we recorded a loan loss provision of $2.21 million during the third quarter of 2023 compared to $1.35 million during the preceding quarter,” said Mr. Coughlin.

Executive Summary

•	Total deposits were $2.820 billion at September 30, 2023 compared to $2.886 billion at June 30, 2023.

•	Net interest margin was 2.78 percent for the third quarter of 2023, compared to 2.92 percent for the second quarter of 2023, and 4.18 percent for the third quarter of 2022.

•

Total yield on interest-earning assets increased 20 basis points to 5.31 percent for the third quarter of 2023, compared to 5.11 percent for the second quarter of 2023, and increased 67 basis points from 4.64 percent for the third quarter of 2022.

•

Total cost of interest-bearing liabilities increased 37 basis points to 3.17 percent for the third quarter of 2023, compared to 2.80 percent for the second quarter of 2023, and increased 253 basis points from 0.64 percent for the third quarter of 2022.

•	The efficiency ratio for the third quarter was 57.1 percent compared to 52.3 percent in the prior quarter, and 41.5 percent in the third quarter of 2022.

•	The annualized return on average assets ratio for the third quarter was 0.70 percent, compared to 0.90 percent in the prior quarter, and 1.74 percent in the third quarter of 2022.

•	The annualized return on average equity ratio for the third quarter was 8.9 percent, compared to 11.6 percent in the prior quarter, and 19.4 percent in the third quarter of 2022.

•	The provision for credit losses was $2.21 million in the third quarter of 2023 compared to $1.35 million for the second quarter and no provision for the third quarter of 2022.

•

The allowance for credit losses (“ACL”) as a percentage of non-accrual loans was 402.4 percent at September 30, 2023, compared to 530.3 percent for the prior quarter-end and 390.3 percent at September 30, 2022. The total non-accrual loans were $7.93 million at September 30, 2023, $5.70 million at June 30, 2023 and $8.51 million at September 30, 2022.

BCBP Reports Third Quarter 2023 Earnings

October 19, 2023

•

Total loans receivable, net of the allowance for credit losses, increased 17.9 percent to $3.286 billion at September 30, 2023, up from $2.787 billion at September 30, 2022, but down 1.0% from $3.320 billion at June 30, 2023.

Balance Sheet Review

Total assets increased by $265.9 million, or 7.5 percent, to $3.812 billion at September 30, 2023, from $3.546 billion at December 31, 2022. The increase in total assets was mainly related to increases in total loans and in cash and cash equivalents.

Total cash and cash equivalents increased by $22.5 million, or 9.8 percent, to $251.9 million at September 30, 2023, from $229.4 million at December 31, 2022. The increase was primarily due to an increase in Federal Home Loan Bank (“FHLB”) borrowings and in deposits.

Loans receivable, net, increased by $240.4 million, or 7.9 percent, to $3.286 billion at September 30, 2023, from $3.045 billion at December 31, 2022. Total loan increases during 2023 included increases of $99.7 million in commercial real estate and multi-family loans, $88.5 million in commercial business loans, $40.3 million in construction loans, $1.7 million in residential one-to-four family loans and $9.6 million in home equity and consumer loans. The allowance for credit losses decreased $459,000 to $31.9 million, or 402.4 percent of non-accruing loans and 0.96 percent of gross loans, at September 30, 2023, as compared to an allowance for credit losses of $32.4 million, or 633.6 percent of non-accruing loans and 1.05 percent of gross loans, at December 31, 2022. Upon adoption of the CECL methodology, the Day One CECL adjustment resulted in a $4.2 million reduction to our ACL.

Total investment securities decreased by $15.0 million, or 13.7 percent, to $94.4 million at September 30, 2023, from $109.4 million at December 31, 2022, representing unrealized losses, calls and maturities, and repayments.

Deposit liabilities increased by $7.9 million, or 0.3 percent, to $2.820 billion at September 30, 2023, from $2.812 billion at December 31, 2022. Certificates of deposits and money market accounts increased $273.6 million and $43.2 million, offset by interest bearing demand, non-interest bearing and savings and club accounts which declined $308.9 million during the first nine months of 2023.

Debt obligations increased by $240.5 million to $660.3 million at September 30, 2023 from $419.8 million at December 31, 2022. The weighted average interest rate of FHLB advances was 4.45 percent at September 30, 2023 and 4.07 percent at December 31, 2022. The weighted average maturity of FHLB advances as of September 30, 2023 was 1.71 years. The interest rate of our subordinated debt balances was 8.35 percent at September 30, 2023 and 5.62 percent at December 31, 2022 due to the fixed-rate period on such debt ending as of July 31, 2023.

Stockholders’ equity increased by $12.4 million, or 4.3 percent, to $303.6 million at September 30, 2023, from $291.3 million at December 31, 2022. The increase was primarily attributable to the increase in retained earnings of $17.6 million, or 15.3 percent, to $132.7 million at September 30, 2023 from $115.1 million at December 31, 2022 partially offset by the $3.1 million increase in accumulated other comprehensive loss during the first nine months of 2023.

Third Quarter 2023 Income Statement Review

Net income was $6.7 million for the third quarter ended September 30, 2023 and $13.4 million for the third quarter ended September 30, 2022. The decline was primarily driven by lower net interest income, higher credit loss provisioning and higher non-interest expenses for the third quarter of 2023 as compared with the third quarter of 2022.

Net interest income decreased by $5.3 million, or 17.0 percent, to $25.7 million for the third quarter of 2023, from $31.0 million for the third quarter of 2022. The decrease in net interest income resulted from higher interest expense which was partially offset by higher interest income.

Interest income increased by $14.7 million, or 42.6 percent, to $49.1 million for the third quarter of 2023 from $34.4 million for the third quarter of 2022. The average balance of interest-earning assets increased $732.9 million, or 24.7 percent, to $3.698 billion for the third quarter of 2023 from $2.965 billion for the third quarter of 2022, while the average yield increased 67 basis points to 5.31 percent for the third quarter of 2023 from 4.64 percent for the third quarter of 2022.

BCBP Reports Third Quarter 2023 Earnings

October 19, 2023

Interest expense increased by $19.9 million to $23.4 million for the third quarter of 2023 from $3.4 million for the third quarter of 2022. The increase resulted primarily from an increase in the average rate on interest-bearing liabilities of 253 basis points to 3.17 percent for the third quarter of 2023 from 0.64 percent for the third quarter of 2022, while the average balance of interest-bearing liabilities increased by $791.0 million to $2.947 billion for the third quarter of 2023 from $2.156 billion for the third quarter of 2022. The increase in the average cost of funds resulted primarily from the persistently high interest rate environment.

The net interest margin was 2.78 percent for the third quarter of 2023 compared to 4.18 percent for the third quarter of 2022. The decrease in the net interest margin compared to the third quarter of 2022 was the result of the increase in the cost of interest-bearing liabilities partially offset by the increase in the yield on interest-earning assets.

During the third quarter of 2023, the Company experienced $496,000 in net charge-offs compared to $918,000 in net charge offs in the third quarter of 2022. The Bank had non-accrual loans totaling $7.93 million, or 0.24 percent of gross loans, at September 30, 2023 as compared to $8.51 million, or 0.30 percent of gross loans, at September 30, 2022. The allowance for credit losses on loans was $31.9 million, or 0.96 percent of gross loans at September 30, 2023, and $33.2 million, or 1.18 percent of gross loans at September 30, 2022. The provision for credit losses was $2.21 million for the third quarter of 2023 compared to no provisioning for loan losses for the third quarter of 2022. Management believes that the allowance for credit losses on loans was adequate at September 30, 2023 and September 30, 2022.

Non-interest income decreased by $40,000 to $1.41 million for the third quarter of 2023 from $1.45 million for third quarter of 2022. The decrease in total non-interest income was mainly related to the decrease in BOLI income of $180,000. This was offset by fees and service charges increasing by $98,000.

Non-interest expense increased by $2.0 million, or 14.9 percent, to $15.5 million for the third quarter of 2023 from $13.5 million for the third quarter of 2022. The increase in operating expenses for the third quarter of 2023 was primarily driven by higher regulatory assessment charges, higher salaries and employee benefits, and increased data processing expenses compared to the third quarter of 2022. The number of full-time equivalent employees for the third quarter of 2023 was 296, as compared to 301 for the same period in 2022.

The income tax provision decreased by $2.8 million, or 51.2 percent, to $2.7 million for the third quarter of 2023 from $5.6 million for the third quarter of 2022. The consolidated effective tax rate was 28.7 percent for the third quarter of 2023 compared to 29.3 percent for the third quarter of 2022.

Year-to-Date Income Statement Review

Net income decreased by $10.1 million, or 30.1 percent, to $23.4 million for the first nine months of 2023 from $33.5 million for the first nine months of 2022. The decrease in net income was driven primarily by a higher loan loss provision and an increase in operating expenses for 2023 as compared to 2022.

Net interest income decreased by $3.6 million, or 4.3 percent, to $80.1 million for the first nine months of 2023 from $83.8 million for the first nine months of 2022. The decrease in net interest income resulted from a $49.7 million increase in interest expense, offset by an increase of $46.1 million in interest income.

The $46.1 million increase in interest income to $138.7 million for the first nine months of 2023, was a 49.8 percent increase from $92.6 million for the first nine months of 2022. The average balance of interest-earning assets increased $681.3 million, or 23.1 percent, to $3.626 billion for the first nine months of 2023, from $2.945 billion for the first nine months of 2022, while the average yield increased 91 basis points to 5.10 percent from 4.19 percent for the same comparable period. The increase in the average balance of interest-earning assets mainly related to an increase in the level of average loans receivable for the first nine months of 2023, as compared to the same period in 2022.

BCBP Reports Third Quarter 2023 Earnings

October 19, 2023

The increase in interest income mainly related to an increase in the average balance of loans receivable of $749.6 million to $3.271 billion for the first nine months of 2023, from $2.521 billion for the first nine months of 2022.

The $49.7 million increase in interest expense to $58.5 million for the first nine months of 2023, was a 563.4 percent increase from $8.8 million for the 2022 comparable period. This increase resulted primarily from an increase in the average rate on interest-bearing liabilities of 220 basis points to 2.75 percent for the first nine months of 2023, from 0.55 percent for the first nine months of 2022, and an increase in the average balance of interest-bearing liabilities of $687.7 million, or 32.0 percent, to $2.834 billion from $2.146 billion over the same comparable periods. The increase in the average cost of funds primarily resulted from the high interest rate environment and an increase in the level of borrowed funds in the first nine months of 2023 compared to the same period in 2022.

Net interest margin was 2.95 percent for the first nine months of 2023, compared to 3.79 percent for the first nine months of 2022. The decrease in the net interest margin compared to the prior period was the result of an increase in the average volume of interest-bearing liabilities as well as an increase in the cost of interest-bearing liabilities.

During the first nine months of 2023, the Company experienced $471,000 in net charge offs compared to $1.3 million in net charge offs for the same period in 2022.The Bank had non-accrual loans totaling $7.93 million, or 0.24 percent, of gross loans at September 30, 2023 as compared to $8.51 million, or 0.30 percent of gross loans at September 30, 2022. The allowance for credit losses was $31.9 million, or 0.96 percent of gross loans at September 30, 2023, and $33.2 million, or 1.18 percent of gross loans at September 30, 2022. The provision for credit losses was $4.2 million for the first nine months of 2023 compared to a credit to the provision for loan losses of $2.6 million for the same period in 2022. Management believes that the allowance for credit losses was adequate at September 30, 2023 and September 30, 2022.

Non-interest income increased by $327,000 to $860,000 for the first nine months of 2023 from $533,000 for the first nine months of 2022. The improvement in total noninterest income was mainly related to a decrease of $1.2 million in the realized and unrealized losses on equity securities, partially offset by a decrease of $933,000 in BOLI income. The realized and unrealized losses on equity securities are based on market conditions.

Non-interest expense increased by $4.6 million, or 11.5 percent, to $44.0 million for the first nine months of 2023 from $39.5 million for the same period in 2022. The increase in operating expenses for 2023 was driven primarily by an increase in salaries and employee benefits, an increase in regulatory assessments, and higher data processing expenses. The number of full-time equivalent employees for the period ended September 30, 2023 was 300, as compared with 302 for the same period in 2022.

The income tax provision decreased by $4.5 million or 32.5 percent, to $9.4 million for the first nine months of 2023 from $13.9 million for the same period in 2022. The decrease in the income tax provision was a result of the lower taxable income for the nine months ended September 30, 2023 compared to the same period in 2022. The consolidated effective tax rate was 28.6 percent for the first nine months of 2023 compared to 29.3 percent for the first nine months of 2022.

Asset Quality

The Bank had non-accrual loans totaling $7.93 million, or 0.24 percent, of gross loans at September 30, 2023, as compared to $5.1 million, or 0.17 percent, of gross loans at December 31, 2022. The allowance for credit losses was $31.9 million, or 0.96 percent of gross loans at September 30, 2023, and $32.4 million, or 1.05 percent of gross loans at December 31, 2022. The allowance for credit losses was 402.4 percent of non-accrual loans at September 30, 2023, and 633.6 percent of non-accrual loans at December 31, 2022.

About BCB Bancorp, Inc.

Established in 2000 and headquartered in Bayonne, N.J., BCB Community Bank is the wholly-owned subsidiary of BCB Bancorp, Inc. (NASDAQ: BCBP). The Bank has 24 branch offices in Bayonne, Edison, Hoboken, Fairfield, Holmdel, Jersey City, Lyndhurst, Maplewood, Monroe Township, Newark, Parsippany, Plainsboro, River Edge, Rutherford, South Orange, Union, and Woodbridge, New Jersey, and four branches in Hicksville and Staten Island, New York. The Bank provides businesses and individuals a wide range of loans, deposit products, and retail and commercial banking services. For more information, please go to www.bcb.bank.

BCBP Reports Third Quarter 2023 Earnings

October 19, 2023

Forward-Looking Statements

This release, like many written and oral communications presented by BCB Bancorp, Inc., and our authorized officers, may contain certain forward-looking statements regarding our prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of said safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by use of words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “seek,” “strive,” “try,” or future or conditional verbs such as “could,” “may,” “should,” “will,” “would,” or similar expressions. Our ability to predict results or the actual effects of our plans or strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results.

The most significant factors that could cause future results to differ materially from those anticipated by our forward-looking statements include the ongoing impact of higher inflation levels, higher interest rates and general economic and recessionary concerns, all of which could impact economic growth and could cause a reduction in financial transactions and business activities, including decreased deposits and reduced loan originations; our ability to manage liquidity in a rapidly changing and unpredictable market; supply chain disruptions, labor shortages; and additional interest rate increases by the Federal Reserve. Other factors that could cause actual results to differ materially from forward-looking statements or historical performance: the inability to close loans in our pipeline; changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; inflation; supply chain disruptions; any future pandemics and the related adverse local and national economic consequences; civil unrest in the communities that the company serves; customer acceptance of the Bank’s products and services; customer borrowing, repayment, investment and deposit practices; customer disintermediation; the introduction, withdrawal, success and timing of business initiatives; competitive conditions; economic conditions; the impact, extent and timing of technological changes, capital management activities, actions of governmental agencies and legislative and regulatory actions and reforms, other factors discussed elsewhere in this release, and in other reports we filed with the SEC, including under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year-ended December 31, 2022, and in Part II, Item 1A of our quarterly report on Form 10-Q for the quarter-ended March 31, 2023, and our other periodic reports that we file with the SEC.

Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results.

BCBP Reports Third Quarter 2023 Earnings

October 19, 2023

Explanation of Non-GAAP Financial Measures

Reported amounts are presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). This press release also contains certain supplemental Non-GAAP information that the Company’s management uses in its analysis of the Company’s financial results. The Company’s management believes that providing this information to analysts and investors allows them to better understand and evaluate the Company’s financial results for the periods in question.

The Company provides measurements and ratios based on tangible stockholders’ equity and efficiency ratios. These measures are utilized by regulators and market analysts to evaluate a company’s financial condition and, therefore, the Company’s management believes that such information is useful to investors. For a reconciliation of GAAP to Non-GAAP financial measures included in this press release, see “Reconciliation of GAAP to Non-GAAP Financial Measures” below.

BCBP Reports Third Quarter 2023 Earnings

October 19, 2023

	Statements of Income - Three Months Ended,
	September 30, 2023	June 30, 2023	September 30, 2022	September 30, 2023 vs. June 30, 2023	September 30, 2023 vs. September 30, 2022
Interest and dividend income:	(In thousands, except per share amounts, Unaudited)
Loans, including fees	$44,133	$42,644	$32,302	3.5%	36.6%
Mortgage-backed securities	217	184	173	17.9%	25.4%
Other investment securities	1,045	1,070	1,103	-2.3%	-5.3%
FHLB stock and other interest earning assets	3,672	3,339	822	10.0%	346.7%

Total interest and dividend income	49,067	47,237	34,400	3.9%	42.6%

Interest expense:
Deposits:
Demand	4,556	4,190	1,169	8.7%	289.7%
Savings and club	182	143	113	27.3%	61.1%
Certificates of deposit	10,922	8,474	1,087	28.9%	904.8%

	15,660	12,807	2,369	22.3%	561.0%
Borrowings	7,727	7,441	1,080	3.8%	615.5%

Total interest expense	23,387	20,248	3,449	15.5%	578.1%

Net interest income	25,680	26,989	30,951	-4.9%	-17.0%
Provision for credit losses	2,205	1,350	—	63.3%	—

Net interest income after provision for credit losses	23,475	25,639	30,951	-8.4%	-24.2%

Non-interest income (loss):
Fees and service charges	1,349	1,442	1,251	-6.4%	7.8%
Gain on sales of loans	19	—	18	—	5.6%
Realized and unrealized loss on equity investments	(494)	(669)	(559)	-26.2%	-11.6%
BOLI income	466	267	646	74.5%	-27.9%
Other	66	78	90	-15.4%	-26.7%

Total non-interest income (loss)	1,406	1,118	1,446	25.8%	-2.8%

Non-interest expense:
Salaries and employee benefits	7,524	7,711	6,944	-2.4%	8.4%
Occupancy and equipment	2,622	2,560	2,608	2.4%	0.5%
Data processing and communications	1,787	1,795	1,520	-0.4%	17.6%
Professional fees	560	622	614	-10.0%	-8.8%
Director fees	274	270	375	1.5%	-26.9%
Regulatory assessment fees	1,111	796	264	39.6%	320.8%
Advertising and promotions	317	350	286	-9.4%	10.8%
Other real estate owned, net	1	1	1	0.0%	0.0%
Other	1,267	601	841	110.8%	50.7%

Total non-interest expense	15,463	14,706	13,453	5.1%	14.9%

Income before income tax provision	9,418	12,051	18,944	-21.8%	-50.3%
Income tax provision	2,707	3,447	5,552	-21.5%	-51.2%

Net Income	6,711	8,604	13,392	-22.0%	-49.9%
Preferred stock dividends	173	174	174	-0.7%	-0.6%

Net Income available to common stockholders	$6,538	$8,430	$13,218	-22.4%	-50.5%

Net Income per common share-basic and diluted
Basic	$0.39	$0.50	$0.78	-22.5%	-50.1%

Diluted	$0.39	$0.50	$0.76	-22.5%	-49.1%

Weighted average number of common shares outstanding
Basic	16,830	16,824	16,997	0.0%	-1.0%

Diluted	16,854	16,831	17,404	0.1%	-3.2%

BCBP Reports Third Quarter 2023 Earnings

October 19, 2023

	Statements of Income - Nine Months Ended,
	September 30, 2023	September 30, 2022	September 30, 2023 vs. September 30, 2022
Interest and dividend income:	(In thousands, except per share amounts, Unaudited)
Loans, including fees	$125,666	$87,404	43.8%
Mortgage-backed securities	587	379	54.9%
Other investment securities	3,235	2,990	8.2%
FHLB stock and other interest earning assets	9,168	1,812	406.0%

Total interest and dividend income	138,656	92,585	49.8%

Interest expense:
Deposits:
Demand	11,900	2,873	314.2%
Savings and club	443	331	33.8%
Certificates of deposit	25,849	2,916	786.5%

	38,192	6,120	524.1%
Borrowings	20,324	2,701	652.5%

Total interest expense	58,516	8,821	563.4%

Net interest income	80,140	83,764	-4.3%
Provision (benefit) for credit losses	4,177	(2,575)	-262.2%

Net interest income after provision (benefit) for credit losses	75,963	86,339	-12.0%

Non-interest income (loss):
Fees and service charges	3,889	3,678	5.7%
Gain on sales of loans	25	126	-80.2%
Realized and unrealized loss on equity investments	(4,390)	(5,546)	-20.8%
BOLI income	1,154	2,087	-44.7%
Other	182	188	-3.2%

Total non-interest loss	860	533	61.4%

Non-interest expense:
Salaries and employee benefits	22,853	20,395	12.1%
Occupancy and equipment	7,734	7,976	-3.0%
Data processing and communications	5,247	4,454	17.8%
Professional fees	1,748	1,597	9.5%
Director fees	809	992	-18.4%
Regulatory assessments	2,443	812	200.9%
Advertising and promotions	945	681	38.8%
Other real estate owned, net	3	6	-50.0%
Other	2,241	2,555	-12.3%

Total non-interest expense	44,023	39,468	11.5%

Income before income tax provision	32,800	47,404	-30.8%
Income tax provision	9,379	13,897	-32.5%

Net Income	23,421	33,507	-30.1%
Preferred stock dividends	520	624	-16.7%

Net Income available to common stockholders	$22,901	$32,883	-30.4%

Net Income per common share-basic and diluted
Basic	$1.36	$1.94	-29.9%

Diluted	$1.35	$1.89	-28.6%

Weighted average number of common shares outstanding
Basic	16,868	16,986	-0.7%

Diluted	16,951	17,369	-2.4%

BCBP Reports Third Quarter 2023 Earnings

October 19, 2023

Statements of Financial Condition	September 30, 2023	June 30, 2023	December 31, 2022	September 30, 2023 vs. June 30, 2023	September 30, 2023 vs. December 31, 2022
ASSETS	(In Thousands, Unaudited)
Cash and amounts due from depository institutions	$16,772	$13,378	$11,520	25.4%	45.6%
Interest-earning deposits	235,144	259,834	217,839	-9.5%	7.9%

Total cash and cash equivalents	251,916	273,212	229,359	-7.8%	9.8%

Interest-earning time deposits	735	735	735	—	—
Debt securities available for sale	86,172	87,648	91,715	-1.7%	-6.0%
Equity investments	8,272	12,825	17,686	-35.5%	-53.2%
Loans held for sale	472	—	658	—	-28.3%
Loans receivable, net of allowance for credit losses of $31,914, $30,205 and $32,373, respectively	3,285,727	3,319,721	3,045,331	-1.02%	7.89%
Federal Home Loan Bank of New York stock, at cost	31,629	31,667	20,113	-0.1%	57.3%
Premises and equipment, net	13,363	13,561	10,508	-1.5%	27.2%
Accrued interest receivable	16,175	15,384	13,455	5.1%	20.2%
Other real estate owned	75	75	75	—	—
Deferred income taxes	16,749	16,445	16,462	1.8%	1.7%
Goodwill and other intangibles	5,288	5,324	5,382	-0.7%	-1.7%
Operating lease right-of-use asset	12,953	13,658	13,520	-5.2%	-4.2%
Bank-owned life insurance (“BOLI”)	72,809	72,344	71,656	0.6%	1.6%
Other assets	9,785	10,254	9,538	-4.6%	2.6%

Total Assets	$3,812,120	$3,872,853	$3,546,193	-1.6%	7.5%

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Non-interest bearing deposits	$523,912	$620,509	$613,910	-15.6%	-14.7%
Interest bearing deposits	2,295,644	2,265,212	2,197,697	1.3%	4.5%

Total deposits	2,819,556	2,885,721	2,811,607	-2.3%	0.3%
FHLB advances	622,674	622,536	382,261	0.0%	62.9%
Subordinated debentures	37,624	37,624	37,508	0.0%	0.3%
Operating lease liability	13,318	14,003	13,859	-4.9%	-3.9%
Other liabilities	15,312	13,346	9,704	14.7%	57.8%

Total Liabilities	3,508,484	3,573,230	3,254,939	-1.8%	7.8%

STOCKHOLDERS’ EQUITY
Preferred stock: $0.01 par value, 10,000 shares authorized	—	—	—
Additional paid-in capital preferred stock	20,783	21,003	21,003	-1.0%	-1.0%
Common stock: no par value, 40,000 shares authorized	—	—	—	0.0%	0.0%
Additional paid-in capital common stock	198,097	197,521	196,164	0.3%	1.0%
Retained earnings	132,729	128,867	115,109	3.0%	15.3%
Accumulated other comprehensive loss	(9,626)	(9,421)	(6,491)	2.2%	48.3%
Treasury stock, at cost	(38,347)	(38,347)	(34,531)	0.0%	11.1%

Total Stockholders’ Equity	303,636	299,623	291,254	1.3%	4.3%

Total Liabilities and Stockholders’ Equity	$3,812,120	$3,872,853	$3,546,193	-1.6%	7.5%

Outstanding common shares	16,848	16,788	16,931

BCBP Reports Third Quarter 2023 Earnings

October 19, 2023

	Three Months Ended September 30, 2023
	2023			2022
	Average Balance	Interest Earned/Paid	Average Yield/Rate (3)	Average Balance	Interest Earned/Paid	Average Yield/Rate (3)
	(Dollars in thousands)
Interest-earning assets:
Loans Receivable (4)(5)	$3,330,446	$44,133	5.30%	$2,699,093	$32,302	4.79%
Investment Securities	96,723	1262	5.22%	112,172	1,276	4.55%
FHLB stock and other interest-earning assets	270,729	3,672	5.43%	153,705	822	2.14%

Total Interest-earning assets	3,697,898	49,067	5.31%	2,964,970	34,400	4.64%

Non-interest-earning assets	127,780			106,750
Total assets	$3,825,678			$3,071,720

Interest-bearing liabilities:
Interest-bearing demand accounts	$628,804	$2,244	1.43%	$774,870	$707	0.36%
Money market accounts	331,813	2,311	2.79%	353,821	462	0.52%
Savings accounts	300,484	182	0.24%	343,515	113	0.13%
Certificates of Deposit	1,024,900	10,923	4.26%	545,293	1,087	0.80%

Total interest-bearing deposits	2,286,001	15,660	2.74%	2,017,500	2,369	0.47%
Borrowed funds	660,773	7,727	4.68%	138,314	1,080	3.12%

Total interest-bearing liabilities	2,946,774	23,387	3.17%	2,155,813	3,449	0.64%

Non-interest-bearing liabilities	577,963			640,102

Total liabilities	3,524,737			2,795,916
Stockholders’ equity	300,941			275,804

Total liabilities and stockholders’ equity	$3,825,678			$3,071,720

Net interest income		$25,680			$30,951

Net interest rate spread(1)			2.13%			4.00%

Net interest margin(2)			2.78%			4.18%

(1)	Net interest rate spread represents the difference between the average yield on average interest-earning assets and the average cost of average interest-bearing liabilities.
(2)	Net interest margin represents net interest income divided by average total interest-earning assets.
(3)	Annualized.
(4)	Excludes allowance for credit losses.
(5)	Includes non-accrual loans which are immaterial to the yield.

BCBP Reports Third Quarter 2023 Earnings

October 19, 2023

	Nine Months Ended September 30,
	2023			2022
	Average Balance	Interest Earned/Paid	Average Yield/Rate (3)	Average Balance	Interest Earned/Paid	Average Yield/Rate (3)
	(Dollars in thousands)
Interest-earning assets:
Loans Receivable (4)(5)	$3,271,018	$125,666	5.12%	$2,521,375	$87,404	4.62%
Investment Securities	102,143	3,822	4.99%	109,422	3,369	4.11%
FHLB stock and other interest-earning assets	252,999	9,168	4.83%	314,024	1,812	0.77%

Total Interest-earning assets	3,626,161	138,656	5.10%	2,944,821	92,585	4.19%

Non-interest-earning assets	123,262			105,368
Total assets	$3,749,422			$3,050,189

Interest-bearing liabilities:
Interest-bearing demand accounts	$684,691	$6,242	1.22%	$759,307	$1,674	0.29%
Money market accounts	325,923	5,657	2.31%	351,846	1,199	0.45%
Savings accounts	311,733	443	0.19%	342,199	331	0.13%
Certificates of Deposit	926,684	25,849	3.72%	573,951	2,915	0.68%

Total interest-bearing deposits	2,249,032	38,192	2.26%	2,027,303	6,120	0.40%
Borrowed funds	585,028	20,324	4.63%	119,059	2,701	3.02%

Total interest-bearing liabilities	2,834,060	58,516	2.75%	2,146,362	8,821	0.71%

Non-interest-bearing liabilities	618,037			631,097

Total liabilities	3,452,097			2,777,459
Stockholders’ equity	297,326			272,730

Total liabilities and stockholders’ equity	$3,749,422			$3,050,189

Net interest income		$80,140			$83,764

Net interest rate spread(1)			2.35%			3.64%

Net interest margin(2)			2.95%			3.79%

(1)	Net interest rate spread represents the difference between the average yield on average interest-earning assets and the average cost of average interest-bearing liabilities.
(2)	Net interest margin represents net interest income divided by average total interest-earning assets.
(3)	Presented on an annualized basis, where appropriate.
(4)	Excludes allowance for loan losses.
(5)	Includes non-accrual loans which are immaterial to the yield.

BCBP Reports Third Quarter 2023 Earnings

October 19, 2023

	Financial Condition data by quarter
	Q3 2023	Q2 2023	Q1 2023	Q4 2022	Q3 2022
		(In thousands, except book values)
Total assets	$3,812,120	$3,872,853	$3,763,056	$3,546,193	$3,265,612
Cash and cash equivalents	251,916	273,212	261,075	229,359	221,024
Securities	94,444	100,473	101,446	109,401	111,159
Loans receivable, net	3,285,727	3,319,721	3,231,864	3,045,331	2,787,015
Deposits	2,819,556	2,885,721	2,867,209	2,811,607	2,712,946
Borrowings	660,298	660,160	569,965	419,769	249,573
Stockholders’ equity	303,636	299,623	297,618	291,254	282,682
Book value per common share[1]	$16.79	$16.60	$16.38	$15.96	$15.42
Tangible book value per common share[2]	$16.48	$16.28	$16.07	$15.65	$15.11

	Operating data by quarter
	Q3 2023	Q2 2023	Q1 2023	Q4 2022	Q3 2022
		(In thousands, except for per share amounts)
Net interest income	$25,680	$26,989	$27,471	$30,181	$30,951
Provision (benefit) for credit losses	2,205	1,350	622	(500)	—
Non-interest income (loss)	1,406	1,118	(1,664)	1,062	1,446
Non-interest expense	15,463	14,706	13,854	16,037	13,453
Income tax expense	2,707	3,447	3,225	3,634	5,552

Net income	$6,711	$8,604	$8,106	$12,072	$13,392

Net income per diluted share	$0.39	$0.50	$0.46	$0.69	$0.76

Common Dividends declared per share	$0.16	$0.16	$0.16	$0.16	$0.16

	Financial Ratios(3)
	Q3 2023	Q2 2023	Q1 2023	Q4 2022	Q3 2022
Return on average assets	0.70%	0.90%	0.90%	1.46%	1.74%
Return on average stockholders’ equity	8.92%	11.57%	11.05%	16.99%	19.42%
Net interest margin	2.78%	2.92%	3.15%	3.76%	4.18%
Stockholders’ equity to total assets	7.97%	7.74%	7.91%	8.21%	8.66%
Efficiency Ratio[4]	57.09%	52.32%	53.68%	51.33%	41.53%

	Asset Quality Ratios
	Q3 2023	Q2 2023	Q1 2023	Q4 2022	Q3 2022
		(In thousands, except for ratio %)
Non-Accrual Loans	$7,931	$5,696	$5,058	$5,109	$8,505
Non-Accrual Loans as a % of Total Loans	0.24%	0.17%	0.16%	0.17%	0.30%
ACL as % of Non-Accrual Loans	402.4%	530.3%	571.0%	633.6%	390.3%
Individually Analyzed Loans	35,868	28,250	17,585	28,272	40,524
Classified Loans	42,807	28,250	17,585	17,816	30,180

(1)	Calculated by dividing stockholders’ equity, less preferred equity, to shares outstanding.
(2)

Calculated by dividing tangible stockholders’ common equity, a non-GAAP measure, by shares outstanding. Tangible stockholders’ common equity is stockholders’ equity less goodwill and preferred stock. See “Reconciliation of GAAP to Non-GAAP Financial Measures by quarter.”

(3)	Ratios are presented on an annualized basis, where appropriate.
(4)

The Efficiency Ratio, a non-GAAP measure, was calculated by dividing non-interest expense by the total of net interest income and non-interest income. See “Reconciliation of GAAP to Non-GAAP Financial Measures by quarter.”

BCBP Reports Third Quarter 2023 Earnings

October 19, 2023

	Recorded Investment in Loans Receivable by quarter
	Q3 2023	Q2 2023	Q1 2023	Q4 2022	Q3 2022
	(In thousands)
Residential one-to-four family	$251,845	$250,345	$246,683 $	250,123	$242,238
Commercial and multi-family	2,444,887	2,490,883	2,466,932	2,345,229	2,164,320
Construction	185,202	179,156	162,553	144,931	153,103
Commercial business	370,512	368,948	327,598	282,007	205,661
Home equity	66,046	61,595	58,822	56,888	56,064
Consumer	3,647	3,994	3,383	3,240	2,545

	$3,322,139	$3,354,921	$3,265,971	$3,082,418	$2,823,931
Less:
Deferred loan fees, net	(4,498)	(4,995)	(5,225)	(4,714)	(3,721)
Allowance for credit losses	(31,914)	(30,205)	(28,882)	(32,373)	(33,195)

Total loans, net	$3,285,727	$3,319,721	$3,231,864	$3,045,331	$2,787,015

	Non-Accruing Loans in Portfolio by quarter
	Q3 2023	Q2 2023	Q1 2023	Q4 2022	Q3 2022
	(In thousands)
Residential one-to-four family	$178	$178	$237	$243	$263
Commercial and multi-family	3,267	—	340	346	757
Construction	2,886	4,145	3,217	3,180	3,180
Commercial business	1,600	1,373	1,264	1,340	4,305
Home equity	—	—	—	—	—

Total:	$7,931	$5,696	$5,058	$5,109	$8,505

	Distribution of Deposits by quarter
	Q3 2023	Q2 2023	Q1 2023	Q4 2022	Q3 2022
	(In thousands)
Demand:
Non-Interest Bearing	$523,912	$620,509	$604,935	$613,910	$610,425
Interest Bearing	574,577	714,420	686,576	757,614	726,012
Money Market	348,732	328,543	361,558	305,556	370,353

Sub-total:	$1,447,221	$1,663,472	$1,653,069	$1,677,080	$1,706,790
Savings and Club	293,962	307,435	319,131	329,753	338,864
Certificates of Deposit	1,078,373	914,814	895,009	804,774	667,291

Total Deposits:	$2,819,556	$2,885,721	$2,867,209	$2,811,607	$2,712,945

BCBP Reports Third Quarter 2023 Earnings

October 19, 2023

	Reconciliation of GAAP to Non-GAAP Financial Measures by quarter
	Tangible Book Value per Share
	Q3 2023	Q2 2023	Q1 2023	Q4 2022	Q3 2022
	(In thousands, except per share amounts)
Total Stockholders’ Equity	$303,636	$299,623	$297,618	$291,254	$282,682
Less: goodwill	5,252	5,252	5,252	5,252	5,252
Less: preferred stock	20,783	21,003	21,003	21,003	21,003

Total tangible common stockholders’ equity	277,601	273,368	271,363	264,999	256,427
Shares common shares outstanding	16,848	16,788	16,884	16,931	16,974
Book value per common share	$16.79	$16.60	$16.38	$15.96	$15.42

Tangible book value per common share	$16.48	$16.28	$16.07	$15.65	$15.11

	Efficiency Ratios
	Q3 2023	Q2 2023	Q1 2023	Q4 2022	Q3 2022
	(In thousands, except for ratio %)
Net interest income	$25,680	$26,989	$27,471	$30,181	$30,951
Non-interest income (loss)	1,406	1,118	(1,664)	1,062	1,446

Total income	27,086	28,107	25,807	31,243	32,397
Non-interest expense	15,463	14,706	13,854	16,037	13,453

Efficiency Ratio	57.09%	52.32%	53.68%	51.33%	41.53%